PFG FUND III, LLC
INDIVIDUAL INVESTMENT APPLICATION

Section I: Applicant and Ownership Information / Complete Information Required

Primary Applicant's full name

Social Security No. or EIN **Daytime Phone**

Date of Birth **Work Phone**

Mailing Address

City, State, Zip

Email Address

Individual investors may select only one of the following additional ownership options, if applicable. If you do not select any of these options, we will issue the Note solely to the primary applicant.

☐ ***Joint Ownership***. If you check this box, we will issue the Note to the Primary Applicant and Joint Applicant as joint tenants with the right of survivorship. Under this arrangement, the consent of either owner alone will be sufficient to redeem the Note, transfer it or take any other action requiring the consent of the Note holder.

Joint Applicant's full name

Social Security No.

Date of Birth

☐ ***Living Trust.*** If you check this box, the Note will be issued to the Primary Applicant* as trustee(s) of the following trust:

Name of Trust (including date)

Trust EIN

* If the trust has more than one trustee, identify all of them on the Primary Applicant line, and select one of the following:
☐Fewer than all trustees MAY exercise trust powers.

☐Fewer than all trustees MAY NOT exercise

Section II: Note Options

Enclosed is a check in the amount of $ ____________________ for investment in the following Note:

Term Note

Minimum Investment $25,000	TERM
Maturity	2 Years
Minimum Investment Amount	$25,000
Interest Paid Monthly	8.00%

How you would like interest paid on your Loan Note? (choose only one of the following options)
☐ Added to the Note ☐ Check
☐ EFT directly to your bank (If you choose this option, please send us an EFT authorization form and a voided check)

SIGNATURES

Primary Applicant's Signature Date

Joint Applicant or Additional Trustee's Signature (if necessary) Date

Additional Trustee's Signature (if necessary) Date

Section III: Payment on Death / Successor Custodian

☐ ***Primary Beneficiary***. By checking this box, you authorize PFG Fund III, LLC ("Pine Financial Group Fund III") to pay the principal and accrued interest on your Note to the indicated 501(c)(3) tax-exempt organization or individual beneficiary at your death. Organizations may not select this option. If you desire to designate more than one beneficiary, or to designate contingent beneficiaries in the event that the primary beneficiary predeceases you or no longer functions as a 501(c)(3) organization with a purpose consistent with your intended donation, please complete and forward to us the separate Beneficiary Designation Form included as an exhibit to the Prospectus. You may also name a successor custodian to replace the custodian upon death of the named custodian.

Name of tax-exempt organization or individual beneficiary or custodian

____

Address

____

City, State and Zip

____________________ ______________

Social Security No. Date of Birth

____

Relationship

Section IV: Representations and Agreement

BY SIGNING THIS INVESTMENT APPLICATION, YOU REPRESENT AND AGREE TO THE FOLLOWING:

1. Purchase of Note Applied for. You agree to purchase the Note indicated in this Investment Application.

2. Terms of Note. You have received and been encouraged to read the Pine Financial Group Fund III Prospectus dated __________________ and the Pine Financial Group Fund III financial statements included in it. You have also had the opportunity to ask questions and receive answers about the Pine Financial Group Fund III Prospectus and financial statements, the risks of investing in a Note, and the terms of the Note you are applying for. By signing this Investment Application, you agree to those terms.

3. Liability of Joint Applicants. If a Note is being purchased for joint ownership, both the Primary Applicant and the Joint Applicant must sign this Investment Application. In that case, "you" shall refer to both applicants. The Primary Applicant and Joint Applicant shall be jointly and severally liable under this Investment Application. Pine Financial Group Fund III is authorized to act upon the instructions and directions of either applicant in all matters, including redemption requests.

4. Certification of Trust. If a Note is being purchased for ownership in trust, each trustee identified as a Primary Applicant must sign below. In that case, "you" shall refer to all trustees. By signing below, you certify that the trust powers may be exercised as indicated in Section I, and that the trust identified in Section I has not been revoked, modified, or amended in any manner that would cause this certification of trust to be incorrect.

5. Withholding Certification. By signing this Investment Application and under penalties of perjury, each Applicant certifies that:

(a) the Social Security Number listed under your name in Section I of this Investment Application is correct; and

(b) you are either exempt from withholding or otherwise not subject to backup withholding. The IRS has not notified you that part of your dividend and interest is to be withheld as a result of your failure to report all dividend and interest income.

6. Beneficiaries. If you have completed Section III, you authorize Pine Financial Group Fund III to pay the outstanding principal and accrued interest on your Note to the indicated beneficiary at your death. You may change or revoke any beneficiary designation in Section III at any time. But a beneficiary designation and this Investment Application shall be binding on your heirs, beneficiaries and legal representatives. In addition, you represent either (i) that you are unmarried, or (ii) that your spouse has signed either this Investment Application as an Applicant or the following Spousal Consent:

I am the spouse of the Primary Applicant or Joint Applicant identified in Section I of this Investment Application. I give to my spouse any interest I have in the funds to be invested in the Note applied for in this Investment Application. I agree to my spouse naming a beneficiary other than myself. I acknowledge that I have received a fair and reasonable disclosure of my spouse's property and financial obligations. I shall have no claim against Pine Financial Group Fund III or any beneficiary designated under this Investment Application for any payment made to the beneficiary.

____

Signature of spouse of Primary Applicant Date

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Signature of spouse of Joint Applicant Date